CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bioanalytical Systems, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-56123 and 333-56127) on Form S-8 of Bioanalytical Systems, Inc. and subsidiaries of our report dated December 27, 2007, with respect to the consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 2007 and 2006, and the related consolidated statement of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended appearing in this Annual Report on Form 10-K of Bioanalytical Systems, Inc. and subsidiaries for the year ended September 30, 2007.

Crowe Chizek and Company LLC
Indianapolis, IN
December 27, 2007